$796,984,867
                           RALI SERIES 2007-QS6 TRUST
                                 ISSUING ENTITY

                        RESIDENTIAL ACCREDIT LOANS, INC.
                                    Depositor

                        RESIDENTIAL FUNDING COMPANY, LLC
                           MASTER SERVICER AND SPONSOR

        MORTGAGE ASSET-BACKED PASS-THROUGH CERTIFICATES, SERIES 2007-QS6


                $6,870,600          6.25%          CLASS M-3 CERTIFICATES
                   ___________________________________________

                          Supplement dated May 25, 2007
                                       to
                   Prospectus Supplement dated April 25, 2007
                                       to
                         Prospectus dated April 9, 2007
                   ___________________________________________

        Capitalized terms used in this supplement are defined in the prospectus supplement dated April 25, 2007, to which this supplement is attached.

        Residential Funding Securities LLC will offer to the public the Class M-3 Certificates, in negotiated transactions or otherwise, directly or through dealers, at varying prices to be determined at the time of sale. Residential Funding Securities LLC's compensation will be the difference between the price it pays to the depositor for the Class M-3 Certificates and the amount it receives from the sale of the Class M-3 Certificates to the public. The proceeds to the depositor from the sale of the Class M-3 Certificates to Residential Funding Securities LLC, before deducting expenses payable to the depositor, will be approximately 83.25% of the principal balance of the Class M-3 Certificates plus accrued interest.

        The Class M-3 Certificates will be offered pursuant to an underwriting agreement, dated May 25, 2007, among the depositor, the master servicer and Residential Funding Securities LLC. Residential Funding Securities LLC may sell the Class M-3 Certificates directly or through dealers, who may receive compensation from Residential Funding Securities LLC in the form of discounts, concessions or commissions. The underwriting agreement provides that the depositor will indemnify Residential Funding Securities LLC against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M-3 Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.

        Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until ninety days following the date hereof.

                               GMAC RFC SECURITIES

                                   UNDERWRITER